Exhibit 99.1

Montrose Environmental Group Reports Another Record Quarter and Record First Nine Months; Increases 2025 Guidance

Third Quarter 2025 Highlights (comparisons to third quarter 2024)

•
25.9% revenue growth to $224.9 million, a $46.2 million increase
•
Net income and net income per diluted share attributable to common stockholders (EPS) improved to $8.4 million, or $0.21 EPS, compared to a net loss of $10.6 million, or $0.39 net loss per diluted share attributable to common stockholders (LPS)
•
Adjusted Net Income1 and Diluted Adjusted Net Income per share1 (Adj EPS) were $14.2 million and $0.36, respectively, compared to $19.1 million and $0.41, respectively
•
18.9% Consolidated Adjusted EBITDA1 growth to $33.7 million, a $5.3 million increase
•
Consolidated Adjusted EBITDA1 as a percentage of revenue was 15.0%

First Nine Months 2025 Highlights (comparisons to first nine months 2024)

•
25.6% revenue growth to $637.3 million, a $129.9 million increase
•
Net income and EPS improved to $7.4 million and $0.08 EPS, respectively, compared to a net loss of $34.1 million, or $1.30 LPS
•
Adjusted Net Income1 and Adj EPS1 increased to $45.0 million and $1.03, respectively, compared to $38.6 million and $0.80, respectively
•
34.6% Consolidated Adjusted EBITDA1 growth to $92.3 million, a $23.7 million increase
•
100 bps increase in Consolidated Adjusted EBITDA1 as a percentage of revenue to 14.5%
•
$65.3 million improvement in operating cash flow to $55.5 million, or 60.2% of Consolidated Adjusted EBITDA1
•
2.7x leverage as of September 30, 2025; redeemed remaining the $62.2 million of Series A-2 Preferred Stock in third quarter 2025, simplifying capital structure and eliminating future Series A-2 dividends—six months earlier than expected due to strong results

Increased Full-Year 2025 Guidance

•
Increased expected Consolidated Adjusted EBITDA1 to a range of $112.0 million to $118.0 million, representing 20% growth at the midpoint compared to full-year 2024
•
Increased expected revenue to a range of $810.0 million to $830.0 million, representing 18% growth at the midpoint compared to full-year 2024

Little Rock, Arkansas (November 4, 2025) – Montrose Environmental Group, Inc. (the “Company,” “Montrose” or “MEG”) (NYSE: MEG) is on a mission to help protect the air we breathe, the water we drink, and the soil that sustains us to enhance environmental stewardship while supporting economic development. Today, the Company announced results for the third quarter and first nine-month periods ended September 30, 2025.

_______________________________

(1)
Consolidated Adjusted EBITDA, Adjusted Net Income (Loss), Diluted Adjusted Net Income (Loss) per share, and Free cash flow are non-GAAP measures. See the appendix to this release for a discussion of these measures, including how they are calculated and the reasons why we believe they provide useful information to investors, and a reconciliation for historical periods to the most directly comparable GAAP measures.

Montrose Chief Executive Officer and Director, Vijay Manthripragada, commented, “I am thrilled to announce another outstanding quarter as our record 2025 continues. The credit goes to our ~3,500 colleagues around the world to whom I am incredibly grateful. Demand for our services is elevated, driven by broader market forces, increased domestic industrial production in our key geographies and state and provincial regulations. This is our third consecutive quarter of record results, including free cash flow1 generation that exceeded expectations. Our outperformance year to date is primarily due to strong organic growth across all three of our segments and the resultant operating leverage which continues to drive margin accretion.

Mr. Manthripragada continued, “Due to our strong performance, we are increasing our guidance for 2025. At the midpoint of our increased guidance for 2025, we expect 18% revenue growth and 20% Consolidated Adjusted EBITDA1 growth over 2024. In addition, given the momentum in the business, we are providing a preliminary Consolidated Adjusted EBITDA1 outlook for 2026 which continues our attractive organic growth trajectory and continued margin accretion.”

Full Year 2025 Outlook

The Company announced an increase for the third consecutive quarter in expected full-year 2025 Consolidated Adjusted EBITDA1 to a range of $112.0 million to $118.0 million. For the second consecutive quarter, the Company announced an increase in expected full-year 2025 revenue to a range of $810.0 million to $830.0 million. The Consolidated Adjusted EBITDA1 and revenue outlook do not include any benefit from future acquisitions.

Full Year 2026 Outlook

The Company expects full-year 2026 Consolidated Adjusted EBITDA1 to be at or above $125.0 million with an expansion of Consolidated Adjusted EBITDA1 as a percentage of revenue in full year-2026 as compared to full-year 2025 Guidance.

Third Quarter 2025 Results

Revenue in the third quarter of 2025 was $224.9 million compared to $178.7 million in the prior year quarter, an increase of $46.2 million, or 25.9%. This increase was primarily due to strong organic revenue growth totaling $44.9 million and contributions from acquisitions of $2.4 million. Revenue from environmental emergency responses was $11.5 million in the third quarter of 2025, compared to $12.0 million in the prior year quarter.

In the third quarter of 2025, increased income from operations resulted from strong revenue growth and improved margins in the Assessment, Permitting, and Response segment and the Measurement and Analysis segment. Net income in the third quarter of 2025 improved to $8.4 million, or $0.21 EPS, compared to a net loss of $10.6 million, or $0.39 LPS, in the prior year quarter. This $18.9 million year-over-year improvement in net income primarily resulted from strong revenue growth, margin expansion, and a $10.6 million fair value gain related to the Series A-2 redemption, partially offset by incremental interest and tax expense. The $0.60 comparative period increase in EPS was due to improved net income and the elimination of the Series A-2 dividend following earlier than expected and full redemption of the preferred equity instrument on July 1, partially offset by an increase in weighted average diluted common shares outstanding.

In the third quarter of 2025, Adjusted Net Income1 and Adj EPS1 were $14.2 million and $0.36, respectively, compared to the prior year quarter Adjusted Net Income1 and Adj EPS1 of $19.1 million and $0.41, respectively. Both Adjusted Net Income1 and Adj EPS1 decreased primarily due to higher income tax expense in the current period, with Adj EPS1 in the current period benefiting from the elimination of the Series A-2 dividend.

Third-quarter 2025 Consolidated Adjusted EBITDA1 was $33.7 million, compared to $28.3 million in the prior year quarter. The $5.3 million increase in Consolidated Adjusted EBITDA1 was primarily due to higher revenue. Consolidated Adjusted EBITDA1 as a percentage of revenue decreased 80 basis points to 15.0% due to incremental corporate costs, primarily higher bonus expenses driven by outperformance, partially offset by improved margins in the Assessment, Permitting, and Response and Measurement and Analysis segments due to improved operating performance and operating leverage.

First Nine Months 2025 Results

Revenue in the first nine months of 2025 was $637.3 million, compared to $507.3 million in the prior year period, an increase of $129.9 million, or 25.6%. This increase was primarily due to strong organic revenue growth in all three segments totaling $73.3 million; incremental revenue from environmental emergency responses of $33.3 million; and $25.0 million in contributions from acquisitions. Revenue from environmental emergency responses was $73.9 million in the first nine months of 2025, compared to $40.6 million in the prior year period.

In the first nine months of 2025, higher income from operations resulted from strong revenue growth, contributions from acquisitions, and operating leverage. Net income in the first nine months of 2025 was $7.4 million, or $0.08 EPS, compared to a net loss of $34.1 million, or $1.30 LPS, in the prior year period. This $41.5 million year-over-year improvement in net income primarily resulted from strong revenue growth, margin expansion, and a $20.2 million fair value gain related to the Series A-2 preferred stock redemption, partially offset by incremental interest and tax expenses. The $1.38 comparative period improvement in EPS primarily resulted from higher net income and lower Series A-2 dividends, partially offset by an increase in weighted average diluted common shares outstanding.

In the first nine months of 2025, Adjusted Net Income1 and Adj EPS1 were $45.0 million and $1.03, respectively, compared to the prior year period Adjusted Net Income1 and Adj EPS1 of $38.6 million and $0.80, respectively. Both Adjusted Net Income1 and Adj EPS1 increased primarily due to strong revenue growth and margin expansion, partially offset by higher income tax expense, with Adj EPS1 in the current period also benefiting from lower dividends on the then outstanding Series A-2.

Consolidated Adjusted EBITDA1 for the first nine months of 2025 was $92.3 million, compared to $68.5 million in the prior year period. The $23.7 million increase in Consolidated Adjusted EBITDA1 was primarily due to higher revenue in all three segments. Consolidated Adjusted EBITDA1 as a percentage of revenue increased 100 bps to 14.5% primarily due to strong operating performance in the Measurement and Analysis and Assessment, Permitting, and Response segments, and incremental environmental emergency response revenue, partially offset by higher corporate expenses, primarily due to higher bonus expenses, and losses associated with exiting the renewable energy service within the Remediation and Reuse segment.

Operating Cash Flow, Liquidity and Capital Resources

On July 1, 2025, the Company voluntarily fully redeemed all remaining issued and outstanding shares of Series A-2 held by an affiliate of Oaktree Capital. The Company used cash on hand and borrowings under its 2025 Credit Facility to redeem the outstanding stated value of Series A-2 Preferred Stock of $62.2 million and paid $1.4 million of accrued and unpaid dividends thereon through the redemption date.

Net cash provided by operating activities for the nine months ended September 30, 2025, was $55.5 million compared to cash used in operating activities of $9.7 million in the prior year period. This $65.3 million improvement was primarily due to an increase in earnings before non-cash items of $41.5 million and improved working capital performance. Free cash flow1 generation during the nine months ended September 30, 2025, was $38.8 million, or 42.0% of Consolidated Adjusted EBITDA1.

As of September 30, 2025, Montrose’s leverage ratio under the 2025 Credit Facility was 2.7x. As of September 30, 2025 Montrose had $198.5 million of available liquidity, including $6.7 million of cash and $191.7 million of availability on its revolving line of credit.

Webcast and Conference Call

The Company will host a webcast and conference call on Thursday, November 5, 2025, at 8:30 a.m. Eastern Time to discuss third quarter results. A question-and-answer session will follow the prepared remarks. A live webcast of the conference call will be available in the Investors section of the Montrose website at www.montrose-env.com. Alternatively, to participate in the live call, dial (800) 715-9871 (toll-free in North America) or +1 (646) 307-1963 (international) approximately ten minutes before the scheduled start. When prompted, please provide the Conference ID: 8690520 to join the Montrose Third Quarter 2025 Earnings Conference Call. For those unable to listen to the live broadcast, an audio replay of the conference call will be available on the Montrose website for 30 days.

About Montrose

Montrose is a leading environmental solutions company focused on supporting commercial and government organizations as they deal with the challenges of today and prepare for what's coming tomorrow. With ~3,500 employees across approximately 120 locations worldwide, Montrose combines deep local knowledge with an integrated approach to design, engineering, and operations, enabling Montrose to respond effectively and efficiently to the unique requirements of each project. From comprehensive air measurement and laboratory services to regulatory compliance, environmental emergency response, permitting, engineering, and remediation, Montrose delivers innovative and practical solutions that keep its clients on top of their immediate needs – and well ahead of the strategic curve. For more information, visit www.montrose-env.com.

Forward‐Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by the use of words such as “intend,” “expect”, and “may”, and other similar expressions that predict or indicate future events or that are not statements of historical matters. Forward-looking statements are based on current information available at the time the statements are made and on management’s reasonable belief or expectations with respect to future events, and are subject to risks and uncertainties, many of which are beyond the Company’s control, that could cause actual performance or results to differ materially from the belief or expectations expressed in or suggested by the forward-looking statements. Additional factors or events that could cause actual results to differ may also emerge from time to time, and it is not possible for the Company to predict all of them. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update any forward-looking statement to reflect future events, developments or otherwise, except as may be required by applicable law. Investors are referred to the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2024 as supplemented by its Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, for additional information regarding the risks and uncertainties that may cause actual results to differ materially from those expressed in any forward-looking statement.

Contact Information:

Investor Relations:

Adrianne D. Griffin

Senior Vice President, Investor Relations and Treasury

(949) 988-3383

ir@montrose-env.com

Media Relations:

Tammy Hovey
Director, Corporate Communications
(917) 520-2751

pr@montrose-env.com

MONTROSE ENVIRONMENTAL GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE INCOME (LOSS)

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Revenues	$224,888	$178,687	$637,265	$507,337
Cost of revenues (exclusive of depreciation and amortization shown below)	136,284	105,596	377,492	306,239
Selling, general and administrative expense	65,696	60,869	205,611	177,182
Fair value changes in business acquisition contingencies	13	143	844	385
Depreciation and amortization	12,958	13,240	39,015	37,408
Income (loss) from operations	9,937	(1,161)	14,303	(13,877)
Other income (expense), net	10,761	(3,898)	19,084	(4,314)
Interest expense, net	(5,039)	(4,137)	(14,872)	(11,420)
Total other income (expense), net	5,722	(8,035)	4,212	(15,734)
Income (loss) before expense from income taxes	15,659	(9,196)	18,515	(29,611)
Income tax expense	7,281	1,368	11,140	4,480
Net income (loss)	$8,378	$(10,564)	$7,375	$(34,091)

Equity adjustment from foreign currency translation	(270)	(70)	(1,881)	(70)
Comprehensive income (loss)	8,108	(10,634)	5,494	(34,161)

Weighted average common shares outstanding
Basic	35,300	34,242	35,003	32,647
Diluted	39,935	34,242	39,547	32,647
Net income (loss) per share attributable to common stockholders
Basic	$0.24	$(0.39)	$0.09	$(1.30)
Diluted	$0.21	$(0.39)	$0.08	$(1.30)
Net income (loss) attributable to common stockholders
Net income (loss)	$8,378	$(10,564)	$7,375	$(34,091)
Convertible and redeemable series A-2 preferred stock dividend	—	(2,750)	(4,150)	(8,314)
Net income (loss) attributable to common stockholders	$8,378	$(13,314)	$3,225	$(42,405)

MONTROSE ENVIRONMENTAL GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(In thousands, except share data)

(Unaudited)

	September 30,	December 31,
	2025	2024
Assets
Current assets
Cash, cash equivalents and restricted cash	$6,736	$12,935
Accounts receivable, net	165,314	158,883
Contract assets	68,743	52,091
Prepaid and other current assets	15,185	14,090
Total current assets	255,978	237,999
Non-current assets
Property and equipment, net	62,952	63,776
Operating lease right-of-use asset, net	34,850	39,755
Finance lease right-of-use asset, net	24,489	19,643
Goodwill	469,025	467,789
Other intangible assets, net	132,849	152,756
Other assets	5,539	8,635
Total assets	$985,682	$990,353
Liabilities, Convertible and Redeemable Series A-2 Preferred Stock and Stockholders’ Equity
Current liabilities
Accounts payable and other accrued liabilities	$64,514	$63,704
Accrued payroll and benefits	46,299	34,248
Business acquisitions contingent consideration, current	15,609	26,872
Current portion of operating lease liabilities	10,574	11,345
Current portion of finance lease liabilities	6,149	4,627
Current portion of long-term debt	11,209	17,866
Total current liabilities	154,354	158,662
Non-current liabilities
Business acquisitions contingent consideration, long-term	7,810	6,255
Other non-current liabilities	7,018	5,550
Deferred tax liabilities, net	16,373	13,312
Conversion option related to Series A-2 Preferred Stock	—	20,224
Operating lease liability, net of current portion	26,712	30,880
Finance lease liability, net of current portion	12,281	11,460
Long-term debt, net of deferred financing fees	302,415	204,818
Total liabilities	$526,963	$451,161
Commitments and contingencies
Convertible and redeemable series A-2 preferred stock $0.0001 par value
Authorized, issued and outstanding shares: 0 and 11,667 at September 30, 2025 and December 31, 2024, respectively; aggregate liquidation preference of $0.0 million and $122.2 million September 30, 2025 and December 31, 2024, respectively	—	92,928
Stockholders’ equity:
Common stock, $0.000004 par value; authorized shares: 190,000,000 at September 30, 2025 and December 31, 2024; issued and outstanding shares: 35,318,532 and 34,309,788 at September 30, 2025 and December 31, 2024, respectively	—	—
Additional paid-in-capital	728,028	721,067
Accumulated deficit	(265,295)	(272,670)
Accumulated other comprehensive loss	(4,014)	(2,133)
Total stockholders’ equity	458,719	446,264
Total liabilities, convertible and redeemable series A-2 preferred stock and stockholders’ equity	$985,682	$990,353

MONTROSE ENVIRONMENTAL GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands, except per share data)

(Unaudited)

	For the Nine Months Ended September 30,
	2025	2024
Operating activities:
Net income (loss)	$7,375	$(34,091)
Adjustments to reconcile net loss to net cash provided by operating activities:
Provision (recovery) for credit loss	7,038	(367)
Depreciation and amortization	39,015	37,408
Non-cash leases expense	8,894	8,423
Stock-based compensation expense	33,777	34,866
Fair value changes in financial instruments	(18,394)	4,851
Write off of deferred financing costs	913	—
Deferred income taxes	(2,266)	4,931
Other operating activities, net	948	682
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable and contract assets	(28,755)	(45,898)
Prepaid expenses and other current assets	(2,823)	(3,197)
Accounts payable and other accrued liabilities	6,094	(2,192)
Accrued payroll and benefits	12,051	(4,936)
Change in operating leases	(8,871)	(9,233)
Other assets	552	(968)
Net cash provided by (used in) operating activities	$55,548	$(9,721)
Investing activities:
Proceeds from corporate owned and property insurance	—	182
Purchases of property and equipment	(10,934)	(19,086)
Proceeds from the sale of property and equipment	89	401
Proprietary software development and other software costs	(1,759)	(2,052)
Purchase price true ups	—	(3,413)
Minority investments	—	(210)
Cash paid for acquisitions, net of cash acquired	—	(113,012)
Net cash used in investing activities	$(12,604)	$(137,190)
Financing activities:
Proceeds from revolving line of credit	386,397	326,468
Repayment of the revolving line of credit	(305,518)	(278,335)
Repayment of aircraft loan	(853)	(796)
Proceeds from term loan	200,000	50,000
Repayment of term loan	(189,218)	(11,094)
Payment of contingent consideration and other purchase price true ups	(5,458)	(363)
Repayment of finance leases	(8,923)	(4,384)
Payments of deferred financing costs	(2,189)	(348)
Proceeds from issuance of common stock for exercised stock options	405	1,973
Proceeds from issuance of common stock in follow-on offering, net of issuance costs	—	121,776
Proceeds from building sale leaseback	2,500	—
Dividend payment to the series A-2 stockholders	(4,150)	(8,314)
Redemption of series A-2 preferred stock	(122,235)	(60,000)
Net cash provided by (used in) financing activities	$(49,242)	$136,583
Change in cash, cash equivalents and restricted cash	(6,298)	(10,328)
Foreign exchange impact on cash balance	99	133
Cash, cash equivalents and restricted cash:
Beginning of year	12,935	23,240
End of period	$6,736	$13,045

SEGMENT REVENUES AND ADJUSTED EBITDA

(In thousands)

(Unaudited)

	Three Months Ended September 30,
	2025			2024
(in thousands, except %)	Segment Revenues	Segment Adjusted EBITDA(1)	Segment Adjusted EBITDA Margin(2)	Segment Revenues	Segment Adjusted EBITDA(1)	Segment Adjusted EBITDA Margin(2)
Assessment, Permitting and Response	$91,081	$20,436	22.4%	$52,019	$11,188	21.5%
Measurement and Analysis	62,958	17,283	27.5	58,583	13,370	22.8
Remediation and Reuse	70,849	9,412	13.3	68,085	11,655	17.1
Total Reportable Segments	$224,888	$47,131	21.0%	$178,687	$36,213	20.3%
Corporate and Other		$(13,470)	(6.0)%		$(7,901)	(4.4)%

	Nine Months Ended September 30,
	2025			2024
(in thousands, except %)	Segment Revenues	Segment Adjusted EBITDA(1)	Segment Adjusted EBITDA Margin(2)	Segment Revenues	Segment Adjusted EBITDA(1)	Segment Adjusted EBITDA Margin(2)
Assessment, Permitting and Response	$248,144	$58,563	23.6%	$164,043	$40,088	24.4%
Measurement and Analysis	184,783	49,354	26.7	158,889	32,233	20.3
Remediation and Reuse	204,338	25,369	12.4	184,405	25,594	13.9
Total Reportable Segments	$637,265	$133,286	20.9%	$507,337	$97,915	19.3%
Corporate and Other		$(41,010)	(6.4)%		$(29,367)	(5.8)%

_____________________________________

(1)
To evaluate segment profit, the Company’s Chief Operating Decision Maker reviews Segment Adjusted EBITDA as a basis for making the decisions to allocate resources and assess performance.
(2)
Represents Segment Adjusted EBITDA as a percentage of Segment Revenues.

Non-GAAP Financial Information

In addition to our results under GAAP, in this release we also present certain other supplemental financial measures of financial performance that are not required by, or presented in accordance with, GAAP, including, Consolidated Adjusted EBITDA, Adjusted Net Income and Basic and Diluted Adj EPS. We calculate Consolidated Adjusted EBITDA as net income (loss) before interest expense, income tax expense (benefit) and depreciation and amortization, adjusted for the impact of certain other items, including stock-based compensation expense and acquisition-related costs, as set forth in greater detail in the table below. We calculate Adjusted Net Income as net income (loss) before amortization of intangible assets, stock-based compensation expense, fair value changes to financial instruments and contingent earnouts, discontinued specialty lab, and other gain or losses, as set forth in greater detail in the table below. Basic Adj EPS represents Adjusted Net Income attributable to stockholders divided by the weighted average number of shares of common stock outstanding during the applicable period. Diluted Adj EPS represents Adjusted Net Income attributable to stockholders divided by the fully diluted number of shares of common stock outstanding during the applicable period. Free cash flow is defined as net cash provided by (used in) operating activities plus net cash used in investing activities, adjusted for the impact of certain other items, including purchase price true ups, minority investments, cash paid for acquisitions, net of cash acquired; and dividend payments to the Series A-2 holders.

Consolidated Adjusted EBITDA is one of the primary metrics used by management to evaluate our financial performance and compare it to that of our peers, evaluate the effectiveness of our business strategies, make budgeting and capital allocation decisions and in connection with our executive incentive compensation. Adjusted Net Income and Basic and Diluted Adj EPS are useful metrics to evaluate ongoing business performance after interest and tax. These measures are also frequently used by analysts, investors and other interested parties to evaluate companies in our industry. Further, we believe they are helpful in highlighting trends in our operating results because they allow for more consistent comparisons of financial performance between periods by excluding gains and losses that are non-operational in nature or outside the control of management, and, in the case of Consolidated Adjusted EBITDA, by excluding items that may differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate and capital investments. Free cash flow is used by management as one of the means by which it assesses cash generation in excess of ongoing capital needs of the business.

These non-GAAP measures do, however, have certain limitations and should not be considered as an alternative to net income (loss), earnings (loss) per share or any other performance measure derived in accordance with GAAP. Our presentation of Consolidated Adjusted EBITDA, Adjusted Net Income and Basic and Diluted Adj EPS should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items for which we may make adjustments. In addition, Consolidated Adjusted EBITDA, Adjusted Net Income and Basic and Diluted Adj EPS may not be comparable to similarly titled measures used by other companies in our industry or across different industries, and other companies may not present these or similar measures. Management compensates for these limitations by using these measures as supplemental financial metrics and in conjunction with our results prepared in accordance with GAAP. We encourage investors and others to review our financial information in its entirety, not to rely on any single measure and to view Consolidated Adjusted EBITDA, Adjusted Net Income and Basic and Diluted Adj EPS in conjunction with the related GAAP measures. Free cash flow has certain limitations and should not be considered as an alternative to or in isolation net cash provided by (used in) operating activities or any other measure of cash flow generation calculated in accordance with GAAP. In evaluating Free cash flow, you should be aware that Free cash flow does not represent residual cash flow available for discretionary expenditures.

Additionally, we have provided estimates regarding Consolidated Adjusted EBITDA for 2025. These projections account for estimates of revenue, operating margins and corporate and other costs. However, we cannot reconcile our projection of Consolidated Adjusted EBITDA to net income (loss), the most directly comparable GAAP measure, without unreasonable efforts because of the unpredictable or unknown nature of certain significant items excluded from Consolidated Adjusted EBITDA and the resulting difficulty in quantifying the amounts thereof that are necessary to estimate net income (loss). Specifically, we are unable to estimate for the future impact of certain items, including income tax (expense) benefit, stock-based compensation expense, and fair value changes. We expect the variability of these items could have a significant impact on our reported GAAP financial results.

In this release we also reference our organic growth. We define organic growth as the change in revenues excluding revenues from i) our environmental emergency response business, ii) acquisitions for the first twelve months following the date of acquisition, and iii) businesses held for sale, disposed of or discontinued. Management uses organic growth as one of the means by which it assesses our results of operations. Organic growth is not, however, a measure of revenue growth calculated in accordance with U.S. generally accepted accounting principles, or GAAP, and should be considered in conjunction with revenue growth calculated in accordance with GAAP. We have grown organically over the long term and expect to continue to do so.

In a given reporting period, when we refer to revenue changes driven by acquisitions, we are referring to the revenue contribution from any acquisition from its closing date through the first 12 months of that acquisition, at which point any subsequent contribution therefrom would be organic.

Montrose Environmental Group, Inc.

Reconciliation of Net Income (Loss) to Adjusted Net Income

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Net income (loss)	$8,378	$(10,564)	$7,375	$(34,091)
Amortization of intangible assets (1)	7,275	10,055	22,991	24,621
Stock-based compensation (2)	9,220	11,763	33,777	34,866
Acquisition costs (3)	754	2,764	1,790	6,371
Fair value changes in financial instruments (4)	(10,354)	3,946	(18,394)	4,851
Expenses related to financing transactions (5)	29	41	303	280
Fair value changes in business acquisition contingencies (6)	13	143	844	385
Discontinued Specialty Lab (7)	—	96	—	692
Other losses and expenses (8)	343	1,378	1,554	1,886
Tax effect of adjustments (9)	(1,446)	(565)	(5,255)	(1,286)
Adjusted Net Income	$14,212	$19,057	$44,985	$38,575
Preferred dividends Series A-2	—	(2,750)	(4,150)	(8,314)
Adjusted Net Income attributable to stockholders	$14,212	$16,307	$40,835	$30,261

Net Income (Loss) per share attributable to stockholders	$0.24	$(0.39)	$0.09	$(1.30)
Basic Adjusted Net Income per share (10)	$0.40	$0.48	$1.17	$0.93
Diluted Adjusted Net Income per share (11)	$0.36	$0.41	$1.03	$0.80

Weighted average common shares outstanding	35,300	34,242	35,003	32,647
Fully diluted shares	39,935	40,006	39,547	37,892

___________________________________

(1)
Represents amortization of intangible assets.
(2)
Represents non-cash stock-based compensation expenses related to (i) option awards issued to employees, (ii) restricted stock grants issued to directors and selected employees, (iii) and stock appreciation rights grants issued to selected employees. As of December 31, 2024, the performance-based stock appreciation rights granted to the Company's management in 2021 were cancelled and therefore, not included in the stock-based compensation expenses thereafter.
(3)
Includes financial and tax diligence, consulting, legal, valuation, accounting and travel costs and acquisition-related incentives related to our acquisition activity, including direct costs of integration.
(4)
Amounts relate to the change in fair value of the interest rate swap instruments and the embedded derivative attached to the Series A-2 preferred stock.
(5)
Amounts represent non-capitalizable expenses associated with refinancing and amending our debt facilities.
(6)
Amounts reflect the difference between the expected settlement value of acquisition related earn-out payments at the time of the closing of acquisitions and the expected (or actual) value of earn-outs at the end of the relevant period.
(7)
Amounts consist of operating losses before depreciation related to the Discontinued Specialty Lab.
(8)
Amount for the three months ended September 30, 2025 consists primarily of severance costs. Amounts for the nine months ended September 30, 2025 consist primarily of the aforementioned severance costs, non-recurring costs incurred to restructure the Company's renewable energy business, third-party expenses associated with the independent review and analysis of assertions in a short seller report regarding the Company, and costs to centralize certain back-office functions. Amounts for the three and nine months ended September 30, 2024 consist of costs associated with a lease abandonment.
(9)
The Company applied the estimated effective tax rate on portions of the adjustments related to our significant foreign entities, and determined the US portion of the adjustments do not have any tax impact since we are in a full deferred tax asset valuation allowance as of September 30, 2025.
(10)
Represents Adjusted Net Income attributable to stockholders divided by the weighted average number of shares of common stock outstanding.
(11)
Represents Adjusted Net Income attributable to stockholders divided by fully diluted number of shares of common stock.

Montrose Environmental Group, Inc.

Reconciliation of Net Income (Loss) to Consolidated Adjusted EBITDA

(In thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Net income (loss)	$8,378	$(10,564)	$7,375	$(34,091)
Interest expense	5,039	4,137	14,872	11,420
Income tax expense	7,281	1,368	11,140	4,480
Depreciation and amortization	12,958	13,240	39,015	37,408
EBITDA	$33,656	$8,181	$72,402	$19,217
Stock-based compensation (1)	9,220	11,763	33,777	34,866
Acquisition costs (2)	754	2,764	1,790	6,371
Fair value changes in financial instruments (3)	(10,354)	3,946	(18,394)	4,851
Expenses related to financing transactions (4)	29	41	303	280
Fair value changes in business acquisition contingencies (5)	13	143	844	385
Discontinued Specialty Lab (6)	—	96	—	692
Other losses and expenses (7)	343	1,378	1,554	1,886
Consolidated Adjusted EBITDA	$33,661	$28,312	$92,276	$68,548

___________________________________

(1)
Represents non-cash stock-based compensation expenses related to (i) option awards issued to employees, (ii) restricted stock grants issued to directors and selected employees, (iii) and stock appreciation rights grants issued to selected employees. As of December 31, 2024, the performance-based stock appreciation rights granted to the Company's management in 2021 were cancelled and therefore, not included in the stock-based compensation expenses thereafter.
(2)
Includes financial and tax diligence, consulting, legal, valuation, accounting and travel costs and acquisition-related incentives related to our acquisition activity, including direct costs of integration.
(3)
Amounts relate to the change in fair value of the interest rate swap instruments and the embedded derivative attached to the Series A-2 preferred stock.
(4)
Amounts represent non-capitalizable expenses associated with refinancing and amending our debt facilities.
(5)
Reflects the difference between the expected settlement value of acquisition related earn-out payments at the time of the closing of acquisitions and the expected (or actual) value of earn-outs at the end of the relevant period.
(6)
Amounts consist of operating losses before depreciation related to the Discontinued Specialty Lab.
(7)
Amount for the three months ended September 30, 2025 consists primarily of severance costs. Amounts for the nine months ended September 30, 2025 consist primarily of the aforementioned severance costs, non-recurring costs incurred to restructure the Company's renewable energy business, third-party expenses associated with the independent review and analysis of assertions in a short seller report regarding the Company, and costs to centralize certain back-office functions. Amounts for the three and nine months ended September 30, 2024 consist of costs associated with a lease abandonment.

Montrose Environmental Group, Inc.

Reconciliation of Net Cash Provided By (Used In) Operating Activities to Free Cash Flow

(In thousands)

(Unaudited)

	For the Nine Months Ended September 30,
	2025	2024
Net cash provided by (used in) operating activities	$55,548	$(9,721)
Net cash used in investing activities	(12,604)	(137,190)
Adjustments to Net cash used in investing activities:
Purchase price true ups	—	3,413
Minority investments	—	210
Cash paid for acquisitions, net of cash acquired	—	113,012
Dividend payment to the series A-2 stockholders	(4,150)	(8,314)
Free cash flow	$38,794	$(38,590)